Exhibit 5.1

10 August 2026	Our Ref: MB/cb/ V1410-175594

Vertical Aerospace Ltd. c/o Walkers Corporate Limited 190 Elgin Avenue George Town Grand Cayman KY1-9008 Cayman Islands

VERTICAL AEROSPACE LTD.

We have been asked to provide this legal opinion to you with regard to the laws of the Cayman Islands in connection with an underwritten offering by Vertical Aerospace Ltd. (the “Company”) of:

(i)	units (the “Units”), with each Unit consisting of (i) one ordinary share of the Company, par value US$0.001 per share (each, an “Ordinary Share”), and (ii) one Tranche C Warrant to purchase one Ordinary Share (each, a “Tranche C Warrant” or “Warrant”), having an aggregate offering price of up to US$35,000,000;

(ii)	all Ordinary Shares issued as part of the Units; and

(iii)	all Ordinary Shares that may be issued upon exercise of the Tranche C Warrants included in the Units,

pursuant to a registration statement on Form F-3 under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “Commission”) on 26 June 2026 (Registration No. 333-297060) (as so filed and as amended, the “Registration Statement”), a base prospectus, dated 2 July 2026, forming part of the Registration Statement, a prospectus supplement, dated 10 August 2026, and the Underwriting Agreement (as defined in Schedule 1).

The Ordinary Shares underlying the Units are referred to herein as the “Unit Shares” and the Ordinary Shares underlying each Tranche C Warrant entitling the holder thereof to purchase one Ordinary Share are referred to herein as the “Warrant Shares”.

For the purposes of giving this opinion, we have examined and relied solely upon the originals or copies of the documents listed in Schedule 1.

We are Cayman Islands Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion. We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction. Except as explicitly stated herein, we express no opinion in relation to any representation or warranty contained in the Underwriting Agreement, nor upon matters of fact or the commercial terms of the transactions contemplated by the Underwriting Agreement.

Walkers

  190 Elgin Avenue, George Town

Grand Cayman KY1-9001, Cayman Islands

T +1 345 949 0100 F +1 345 949 7886 www.walkersglobal.com

Bermuda | British Virgin Islands | Cayman Islands | Dubai | Guernsey | Hong Kong | Ireland | Jersey | London | Singapore

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Based upon the foregoing examinations and the assumptions and qualifications set out below and having regard to legal considerations which we consider relevant, and under the laws of the Cayman Islands, as at the date hereof, we give the following opinions in relation to the matters set out below.

1.	The Company is an exempted company duly incorporated with limited liability, validly existing under the laws of the Cayman Islands and in good standing with the Registrar of Companies in the Cayman Islands (the “Registrar”).

2.	The Units and the Ordinary Shares underlying the Units, as contemplated by the Registration Statement, have been duly authorised by all necessary corporate action of the Company and upon the issue of the Unit Shares (by the entry of the name of the registered owner thereof in the Register of Members of the Company confirming that such Unit Shares have been issued credited as fully paid) and delivery and payment therefor by the purchaser in accordance with the Memorandum and Articles and in the manner contemplated by the Underwriting Agreement, the Unit Shares will have been validly issued, fully paid and non-assessable.

3.	The Warrants and the Warrant Shares have been duly authorised by all necessary corporate action of the Company and upon exercise of the Warrants and issue of the Warrant Shares (by the entry of the name of the registered owner thereof in the Register of Members of the Company confirming that such Warrant Shares have been issued credited as fully paid), delivery and payment therefor by the purchaser in accordance with the Memorandum and Articles and in the manner contemplated by the Warrant Agreement (as defined in Schedule 1), the Warrant Shares will have been validly issued, fully paid and non-assessable.

The foregoing opinions are given based on the following assumptions.

1.	The originals of all documents examined in connection with this opinion are authentic. The signatures, initials and seals on a document or are, or will be, genuine and are, or will be, those of a person or persons with power to execute those documents or agreements. All documents purporting to be sealed have been, or will be, so sealed. All copies are complete and conform to their originals. The Underwriting Agreement when executed will conform in every material respect to the latest drafts of the same produced to us prior to the date hereof and, where provided in successive drafts, have been marked up to indicate all changes to the Underwriting Agreement.

2.	The Memorandum and Articles will be the memorandum and articles of association of the Company in effect at the time of the issue of the Ordinary Shares.

3.	Information contained in the Registration Statement and all other documents reviewed by us is true and correct.

4.	At the time of the issuance of the Ordinary Shares, the Company will have sufficient authorised and unissued share capital available in order to issue the Ordinary Shares.

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5.	The Company will offer, issue and sell the Units in the manner contemplated by the Registration Statement and the Underwriting Agreement and otherwise in compliance with all applicable United States federal and state securities laws.

6.	We have relied upon the statements and representations of directors, officers and other representatives of the Company as to factual matters.

7.	The Company Records (as defined in Schedule 1) are complete and accurate and all matters required by law and the Memorandum and Articles of Association to be recorded therein are completely and accurately so recorded.

8.	The Company will receive consideration in money or money’s worth for each Ordinary Share offered by the Company when issued at the agreed issue price as per the terms of the Registration Statement and the Underwriting Agreement, such price in any event not being less than the stated par or nominal value of each Ordinary Share. Upon exercise of any Tranche C Warrant, the Company will receive consideration in money or money’s worth not less than the stated par or nominal value of each Ordinary Share issued upon such exercise.

9.	The Underwriting Agreement has been duly authorised (other than by the Company with regard to the laws of the Cayman Islands), executed and delivered by or on behalf of all relevant parties and will constitute legal, valid, binding and enforceable obligations against all relevant parties in accordance with their terms.

10.	The choice of the laws of the jurisdiction selected to govern the Underwriting Agreement has been made in good faith and will be regarded as a valid and binding selection which will be upheld in the courts of that jurisdiction and all relevant jurisdictions (other than the Cayman Islands).

11.	The power, authority and legal right of all parties under all relevant laws and regulations (other than the Company under the laws of the Cayman Islands) to enter into, execute and perform their respective obligations under the Underwriting Agreement.

12.	The Resolutions have been duly executed by or on behalf of each director of the Company and the signatures and initials thereon are those of a person or persons in whose name the Resolutions have been expressed to be signed. The Resolutions and any power of attorney given by the Company to execute the Underwriting Agreement will remain in force and effect and have not been and will not be revoked or varied.

13.	All preconditions to the obligations of the parties to the Underwriting Agreement have been or will be satisfied or duly waived prior to the issuance of the Units and the Ordinary Shares comprised therein, and prior to the issuance of any Ordinary Shares upon exercise of any Tranche C Warrants, and there will be no breach of the terms of the Underwriting Agreement or the Warrant Agreement.

14.	There are no records of the Company (other than the records referred to in Schedule 1), agreements, documents or arrangements other than the documents expressly referred to herein which restrict the powers and authority of the directors of the Company in any way or which would affect any opinion given herein.

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15.	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out herein.

16.	In this opinion letter the phrase “non-assessable” means, with respect to the issuance of shares, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on shares of the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing issued by the Registrar. The Company shall be deemed to be in good standing under section 200A of the Companies Act (as amended) of the Cayman Islands (the “Companies Act”) on the date of issue of the certificate if all fees and penalties under the Companies Act have been paid and the Registrar has no knowledge that the Company is in default under the Companies Act.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is given solely for your benefit and the benefit of your legal advisers acting in that capacity in relation to this transaction and may not be relied upon by any other person, other than persons entitled to rely upon it pursuant to the provisions of the Securities Act, without our prior written consent.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm, as Cayman Islands counsel to the Company, in the Registration Statement.

Yours faithfully

Walkers (CAYMAN) LLP

Schedule 1

LIST OF DOCUMENTS EXAMINED

1.	The Certificate of Incorporation dated 21 May 2021, Register of Directors and Register of Officers, in each case, of the Company, copies of which have been provided to us by its registered office in the Cayman Islands (together the “Company Records”), and the Fifth Amended and Restated Memorandum and Articles of Association as adopted on 20 January 2026 (the “Memorandum and Articles”).

2.	The Cayman Online Registry Information System (CORIS), the Cayman Islands’ General Registry’s online database, searched on 8 August 2026.

3.	The Register of Writs and other Originating Process of the Grand Court of the Cayman Islands kept at the Clerk of Court’s Office, George Town, Grand Cayman, examined at 9.00 am on 7 August 2026.

4.	A copy of a Certificate of Good Standing dated 6 August 2026 in respect of the Company issued by the Registrar (the “Certificate of Good Standing”).

5.	A copy of the executed written resolutions of the directors of the Company dated 4 August 2026 and 6 August 2026 (together, the “Resolutions”).

6.	The Registration Statement, a base prospectus, dated 2 July 2026, forming part of the Registration Statement, and a prospectus supplement, dated 10 August 2026.

7.	An executed copy of the Underwriting Agreement dated 10 August 2026 by and between the Company and Jefferies LLC as representative of the several underwriters listed in Schedule I thereto (the “Underwriting Agreement”).

8.	An executed copy of the warrant agreement dated 10 August 2026 by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”).